Exhibit 99.1

Ultralife Corporation Announces Preliminary Second Quarter Revenue

NEWARK, N.Y.--(BUSINESS WIRE)--Ultralife Corporation (NASDAQ: ULBI) anticipates that, based on a preliminary review of revenue for the second quarter ended June 28, it will report revenue in the range of $88 million, which reflects strong shipments as well as requests from customers for accelerated deliveries. These expected results compare to management’s guidance, which estimated revenue to be in excess of $75 million.

Management will provide second quarter results and its outlook for the remainder of the year in the second quarter earnings report scheduled for July 31, 2008.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, now serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research and RedBlack Communications. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ulbi.com.

CONTACT:
Ultralife Corporation
Robert W. Fishback, 315-332-7100
bfishback@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com